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                                                                    EXHIBIT 23.2
                         Consent of Ernst & Young LLP

                        CONSENT OF INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No.333-38244) and the related Prospectus of Midway Airlines Corporation (the "Company") for the registration of 8,613,592 shares of its common stock and to the incorporation by reference therein of our report dated February 1, 2000, except for the last paragraph of Note 3 and Note 13 of such report, as to which the date is February 29, 2000, with respect to the financial statements and schedule of the Company included in its Annual Report on Form 10-K for the year ended December 31, 1999, filed with the Securities and Exchange Commission.

                                    /s/ Ernst & Young LLP

Raleigh, North Carolina
June 23, 2000